EXHIBIT 99.1
NEWS RELEASE

For information, contact:

Media—Susan Moore (713) 309-4645

Investors—Doug Pike (713) 309-7141

Lyondell Reports Fourth-Quarter and Full-Year 2004 Results

Full-Year 2004 Highlights

*	Returned to profitability - $356 million year-to-year improvement
*	Called $500 million of debt
*	Completed Millennium acquisition

4Q 2004 Highlights

*	Continued sequential improvement in business conditions
*	Ethylene and refining segments lead strong performance versus Q4 2003
*	Ethylene, co-products and derivatives up $242 million
*	Refining up $83 million
*	Non-cash charges related to Millennium acquisition accounting reduce net income by $64 million or $0.31 per share

HOUSTON, Feb. 3, 2005—Lyondell Chemical Company (NYSE: LYO) today announced net income for the fourth quarter 2004 of $16 million, or 8 cents per share. This compares to a net loss of $77 million, or 44 cents per share, for the fourth quarter 2003, and net income of $50 million, or 28 cents per share, for the third quarter 2004. Fourth-quarter 2004 results include a $64 million non-cash charge for purchased in-process research and development related to the acquisition of Millennium Chemicals as required by generally accepted accounting principles. Fourth-quarter 2004 results also include charges of $12 million related to the early retirement of Lyondell debt and $12 million reflecting a portion of future insurance premiums expected to be paid to industry mutual insurance consortia.

For the full year 2004, Lyondell had net income of $54 million, or 29 cents per share, compared to a 2003 net loss of $302 million, or $1.84 per share. These results include an $18 million charge related to the early retirement of $300 million of debt and

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$12 million reflecting a portion of future insurance premiums expected to be paid to industry mutual insurance consortia. Fourth-quarter and full-year results also were impacted by increased costs related to performance-based employee incentive plans.

Table 1—Lyondell Earnings Summary (a)

Millions of dollars except per share amounts	4Q 2004	4Q 2003	3Q 2004	Full Year 2004	Full Year 2003
Sales and other operating revenues	$2,395	$945	$1,307	$5,968	$3,801

Net income (loss)	16	(77)	50	54	(302)

Basic and diluted earnings (loss) per share	0.08	(0.44)	0.28	0.29	(1.84)

Basic weighted average shares outstanding (millions)	200.5	174.0	178.1	183.2	164.3

Diluted weighted average shares outstanding (millions)	207.7	174.0	179.9	186.0	164.3

(a)	Results of operations include the operations of Equistar and Millennium for the month of December 2004, and eleven months of Equistar accounted for as an equity investment.

“During 2004, the industry experienced a greater cyclical turnaround than was anticipated just one year earlier,” said Dan F. Smith, president and CEO of Lyondell Chemical Company. “At Lyondell, our timing has proved to be advantageous as our new European propylene oxide plant has operated at near full rates since its start-up in December 2003, and the Millennium acquisition has provided us access to an increased share of ethylene, co-product and derivative profitability as well as exposure to the strengthening inorganic chemicals market. In addition, during the trough, we completed turnarounds at all of our major liquid crackers. As a result of the improved conditions during the third quarter, we were able to resume our debt reduction plan. By year end, we had called $500 million of our debt, on our way to our target of repaying at least $3 billion of debt across the enterprise.”

OUTLOOK

Business conditions continue to be positive for the majority of Lyondell’s products and the company continues to benefit from particularly strong economics from its crude oil-based ethylene facilities. Through the spring, Lyondell expects that its gasoline-related products and titanium dioxide will benefit from a typical seasonal improvement.

“Supply/demand conditions for the majority of our products have strengthened, and we expect this strengthening to continue throughout 2005,” said Smith. “Volatile and elevated energy prices and resultant raw material prices continue to be a concern, but

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the industry continues to adapt to this challenge. Looking forward, the primary issue created by the energy price situation is the impact that it may have on the broader global economy. Overall, we believe that 2005 will be characterized by additional tightening of supply/demand and continued strengthening margins. Operationally, our focus will be to continue taking advantage of these conditions through our emphasis on safe and reliable operations. Financially, our focus continues to be debt reduction and improvement of our balance sheet.”

LYONDELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

Lyondell’s operations are reported in four segments: 1) Ethylene, co-products and derivatives; 2) Propylene oxide (PO) and related products; 3) Inorganic Chemicals; and 4) Refining, which consists of Lyondell’s 58.75 percent ownership of LYONDELL-CITGO Refining (LCR), a joint venture with CITGO Petroleum Corp.

Ethylene, Co-products and Derivatives Segment – The primary products of this segment are ethylene, ethylene co-products (propylene, butadiene, benzene and toluene) and derivatives of ethylene (polyethylene, ethylene oxygenates and acetyls, which includes vinyl acetate monomer [VAM], acetic acid and methanol).

Lyondell acquired Millennium Chemicals, which owns the remaining 29.5 percent interest in Equistar, on November 30, 2004; accordingly, acetyls results were included in the ethylene, co-products and derivatives segment for December 2004 only. Acetyls operating income of $10 million for December is in addition to the amounts discussed below.

Table 2 — Ethylene, Co-Products & Derivatives Financial Overview — 100% Basis (a)

Millions of dollars	4Q 2004	4Q 2003	3Q 2004	Full Year 2004	Full Year 2003(c)
Sales and other operating revenues	$2,816	$1,665	$2,439	$9,316	$6,545

Operating income (loss)	213	(29)	129	502	(89)

EBITDA (b)	290	27	208	809	175

(a)	The Ethylene, Co-Products and Derivatives information presented above represents the historical operating results of Equistar on a 100% basis. See Table 5 for additional segment information.
(b)	See Table 8 for a reconciliation of segment EBITDA to net income (loss) of Equistar.
(c)	Full-year 2003 results include financing costs of $37 million and also include $33 million of charges for asset dispositions and employee severance.

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4Q04 v. 3Q04 – Ethylene and ethylene derivative product sales volumes increased slightly versus the third quarter 2004. Average prices of these products increased between 3 cents and 9 cents per pound, led by increases in ethylene glycol, polyethylene, ethylene, and ethylene oxide derivatives. The company’s cost of ethylene production metric (COE) increased between 1.5 cents and 2 cents per pound versus the third quarter. Essentially all of this increase is attributed to the higher price of natural gas liquid-based raw materials. The market price of crude oil-based raw materials also increased, but these increases were offset by an approximately equal increase in the value of co-products.

4Q04 v. 4Q03 – Ethylene and ethylene derivative sales volumes increased by approximately 170 million pounds, or 7 percent, compared to the fourth quarter 2003. The quarterly average price of these products increased between 12 cents and 18 cents per pound. Ethylene glycol and ethylene oxide derivative prices averaged 15 cents to 18 cents per pound higher, while ethylene and polyethylene increased an average of 12 cents to 13 cents per pound. The company’s COE increased by approximately 2 cents per pound due almost entirely to increased costs for natural gas liquid-based raw materials. Increased co-product prices largely offset a $17 per barrel increase in crude oil-based raw material costs.

2004 v. 2003 – For the full year, operating income increased by $591 million. Ethylene and ethylene derivative sales volumes increased by 1 billion pounds, or 10 percent. The average price for these products increased between 6 cents and 9 cents per pound, and the COE increased by 2 cents per pound. The cost of natural gas liquid-based raw materials accounted for the increase.

PO and Related Products Segment – The principal products of the PO and related products segment include propylene oxide (PO), PO derivatives (propylene glycol, propylene glycol ethers, butanediol and butanediol derivatives), styrene, MTBE, and toluene diisocyanate (TDI).

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Table 3 — PO & Related Products Financial Overview (a)

Millions of dollars	4Q 2004	4Q 2003	3Q 2004	Full Year 2004	Full Year 2003(c)
Sales and other operating revenues	$1,433	$945	$1,307	$5,006	$3,801

Operating income (loss)	(26)	3	49	66	(1)

EBITDA (b)	25	60	100	293	245

(a)	See Table 5 for additional segment information.
(b)	See Table 8 for a reconciliation of segment EBITDA to net income (loss) of Lyondell.
(c)	Full-year 2003 results include an $18 million gain on Lyondell’s sale of a 10 percent interest in its Nihon Oxirane joint venture and financing costs of $6 million.

4Q04 v. 3Q04 – Fourth-quarter 2004 operations were negatively impacted by an approximately $60 million reduction in MTBE profitability as margins fell by approximately 25 cents per gallon, following typical seasonal trends. PO and PO derivative product results improved by approximately $40 million. Margin expansion accounted for the improvement as prices increased between 4 cents and 10 cents per pound, led by propylene glycol. Styrene results were unchanged while TDI results fell by approximately $10 million as a result of increased costs and scheduled maintenance turnaround activity.

4Q04 v. 4Q03 – Versus the year-ago quarter, PO and PO derivative product results improved by approximately $35 million primarily as a result of increased sales volumes. Margins also contributed to the improvement as price increases more than offset a 15 cents-per-pound increase in raw material (propylene) prices. Styrene and MTBE results were relatively unchanged versus the prior-year quarter. TDI results were down $20 million due to higher operating costs and scheduled maintenance activity.

2004 v. 2003 – PO and PO derivative product results improved by approximately $100 million in 2004. The improvement is attributed to a 480 million pound increase in sales volume, as well as increased prices, which more than offset increased raw material (propylene) costs. Higher margins led to an approximately $40 million increase in MTBE results. Styrene results fell by approximately $20 million as the pace of price increases lagged significant raw material (benzene) cost increases. TDI performance fell by approximately $30 million as average prices were unchanged while raw material and operating costs increased.

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Inorganic Chemicals Segment – The principal product of the inorganic chemicals segment is titanium dioxide (TiO2).

Lyondell acquired Millennium Chemicals on November 30, 2004; accordingly, results for the inorganic chemicals segment reflect December 2004 only. December operating income was $5 million and sales volume of TiO2 was approximately 45,000 metric tons during this seasonally slow month.

Refining Segment – Lyondell owns a 58.75 percent interest in LCR, a major refiner of heavy crude oil. This investment is accounted for using the equity method.

Table 4—Refining Financial Overview – 100% Basis (a)

Millions of dollars	4Q 2004	4Q 2003	3Q 2004	Full Year 2004(c)	Full Year 2003(d)
Sales and other operating revenues	$1,564	$1,044	$1,546	$5,603	$4,162

Operating income	165	82	139	516	264

EBITDA (b)	193	110	182	645	377

(a)	The Refining segment information presented above represents the historical operating results of LCR on a 100% basis. See Table 5 for additional segment information.
(b)	See Table 8 for a reconciliation of segment EBITDA to net income (loss) of LCR.
(c)	Full-year 2004 results include a cash receipt of $14 million related to a third-party contract settlement which is partially offset by a non-cash charge of $9 million for the write-off of obsolete equipment.
(d)	Full-year 2003 results include a $25 million charge related to the redesign of a low-sulfur gasoline project and a $6 million charge related to personnel reductions.

4Q04 v. 3Q04 – Results continued to be strong in the fourth quarter. Venezuelan contract (CSA) crude volumes (235,000 barrels per day) and total crude volumes (268,000 barrels per day) were slightly reduced from the third quarter while spot crude margins increased by more than $4 per barrel.

4Q04 v. 4Q03 – Volumes of heavy crude processed under the CSA contract increased by 8,000 barrels per day versus the same quarter in 2003. Margins on both CSA and spot crude were stronger than during the fourth quarter 2003.

2004 v. 2003 – LCR had record earnings in 2004, driven primarily by strong operating performance, increased production rates, and increased spot crude and aromatics margins. For 2004, total crude volumes averaged 272,000 barrels per day while CSA volumes averaged 237,000 barrels per day.

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CASH DISTRIBUTIONS AND DEBT REDUCTION

LCR to Lyondell – During the fourth quarter 2004, net distributions received by Lyondell from LCR were $61 million. During 2004, Lyondell received net distributions of $341 million versus $223 million in 2003.

Equistar to Lyondell and Millennium – During the fourth quarter 2004, Lyondell received $151 million of distributions from Equistar and, for the full year 2004, Lyondell received $222 million. There were no distributions to Lyondell or Millennium during 2003. Millennium received $63 million from Equistar during the fourth quarter and $93 million during 2004.

Millennium to Lyondell – There were no dividends from Millennium to Lyondell during 2004.

Debt reduction – For the year, Lyondell called $500 million of debt and paid $300 million toward early debt reduction. The remaining $200 million was paid in January 2005.

CONFERENCE CALL

Lyondell will host a conference call today, Feb. 3, 2005, at 11:30 a.m. Eastern Time (ET). Participating on the call will be: Dan F. Smith, President and CEO, Morris Gelb, Executive Vice President and COO, T. Kevin DeNicola, Senior Vice President and CFO; and Doug Pike, Vice President of Investor Relations. The dial-in numbers are 888-391-2385 (U.S – toll free) and 484-644-0641 (international). Pass code for each is Lyondell. The call will be broadcast live on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

A replay of the call will be available from 1:30 p.m. ET Feb. 3 to 5 p.m. ET Feb. 11. The dial-in numbers are 800-216-3058 (U.S.) and 402-220-3764 (international). Pass code for each is 5549. Web replay will be available at 2:30 p.m. ET Feb. 3 on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

Reconciliations of non-GAAP financial measures to GAAP financial measures, together with any other applicable disclosures, including this earnings release, will be available at 11:30 a.m. ET Feb. 3 at www.lyondell.com/earnings.

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ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in LYONDELL-CITGO Refining LP, a refiner of heavy, high-sulfur crude oil. As a result of Lyondell’s November 30, 2004 acquisition of Millennium Chemicals Inc., Millennium and Equistar Chemicals, LP are wholly owned subsidiaries of Lyondell. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements, including, but not limited to, Lyondell’s earnings guidance, preliminary financial information, and the information regarding the restatement of Millennium’s financial statements for prior periods and the impact thereof. Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the timing and nature of the final resolution of the accounting matters discussed in this release and the related teleconference. Until the restatement of Millennium’s financial statements for prior periods has been completed, no assurance can be given with respect to the financial statement adjustments, the impacts resulting from such adjustments or the periods affected by such adjustments. Other factors that may affect actual results include the following: availability, cost and price volatility of raw materials and utilities; uncertainties associated with the U.S. and worldwide economies; current and potential governmental regulatory actions; terrorist acts; international political unrest; operating interruptions; legal, tax and environmental proceedings; cyclical nature of the chemical and refining industries; competitive products and pricing; industry production capacities and operating rates; supply/demand balances; risks of doing business outside of the U.S.; access to capital markets; technological developments; and other risk factors. All of such forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell and Millennium Annual Reports on Form 10-K for the year ended December 31, 2003 (in the case of Millennium, as amended), the Lyondell and Millennium Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004, and the Lyondell and Millennium Annual Reports on Form 10-K for the year ended December 31, 2004, which will be filed with the SEC in March 2005.

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SOURCE: Lyondell Chemical Company; Equistar Chemicals, LP; Millennium Chemicals Inc.

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Table 5 - Selected Unaudited Segment Financial Information (a)

	For the three months ended			For the twelve months ended December 31,
	December 31,		September 30, 2004
(Millions of dollars)	2004	2003		2004	2003
Sales and other operating revenues (b)
Ethylene, Co-Products & Derivatives	$2,816	$1,665	$2,439	$9,316	$6,545
PO & Related Products	1,433	945	1,307	5,006	3,801
Refining	1,564	1,044	1,546	5,603	4,162

Operating income (loss)
Ethylene, Co-Products & Derivatives	$213	$(29)	$129	$502	$(89)
PO & Related Products	(26)	3	49	66	(1)
Refining	165	82	139	516	264

Depreciation and amortization
Ethylene, Co-Products & Derivatives	$79	$77	$81	$313	$307
PO & Related Products	64	66	59	250	250
Refining	28	28	29	115	113

EBITDA (c)
Ethylene, Co-Products & Derivatives	$290	$27	$208	$809	$175
PO & Related Products	25	60	100	293	245
Refining	193	110	182	645	377

CAPITAL EXPENDITURES
Ethylene, Co-Products & Derivatives	$32	$44	$28	$101	$106
PO & Related Products	19	21	16	62	268
Refining	29	10	13	71	46

(a)	The information presented above includes operating results of LCR and Equistar on a 100% basis. See Tables 13 and 16 for additional Equistar and LCR financial information. See Table 7 for reconciliation of PO and related products segment information to consolidated Lyondell financial information for the three months and twelve months ended December 31, 2004 and Table 9 for PO and related products segment information for all other periods presented.

(b)	Sales include sales to affiliates and intersegment sales.

(c)	See Table 8 for reconciliation of segment EBITDA to company net income (loss).

Table 6 - Selected Segment Sales Volumes (a) (b)

	For the three months ended			For the twelve months ended December 31,
	December 31,		September 30, 2004
(In millions)	2004	2003		2004	2003
Ethylene, co-products and derivatives
Ethylene and derivatives (pounds)	2,881	2,713	2,836	11,194	10,175
Other olefins (pounds)	2,029	2,030	2,037	7,942	7,092
Aromatics (gallons)	105	96	99	377	384

PO and related products
PO and derivatives (pounds)	885	794	736	3,330	2,844
Co-products:
Styrene monomer (pounds)	997	953	962	3,720	3,467
MTBE and other TBA derivatives (gallons)	289	271	269	1,114	1,142

Refined products (thousand barrels per day):
Gasoline	119	121	117	118	119
Diesel and heating oil	92	93	99	95	85
Jet fuel	17	20	20	17	19
Aromatics	7	8	9	8	8
Other refined products	105	94	99	96	91

Total refined products volumes	340	336	344	334	322

Refinery Runs
Crude processing rates (thousand barrels per day):
Crude Supply Agreement	235	227	243	237	224
Other crude oil	33	44	35	35	40

Total crude oil	268	271	278	272	264

(a)	The information presented above includes operating results of LCR and Equistar on a 100% basis.

(b)	Sales volumes include sales to affiliates and intersegment sales.

Table 7 - Reconciliation of Segment Information to Consolidated Financial Information

(Millions of dollars)	Sales and other operating revenues	Operating income	Depreciation and amortization	Capital expenditures
For the three months ended December 31, 2004:
Segment Data
PO & Related Products	$1,433	$(26)	$64	$19
Add:
December 2004 Equistar operations	945	88	30	16
December 2004 Millennium operations	148	(49)	11	7
Other (a)	(131)	—	—	—

Lyondell (consolidated)	$2,395	$13	$105	$42

For the twelve months ended December 31, 2004:
Segment Data
PO & Related Products	$5,006	$66	$250	$62
Add:
December 2004 Equistar operations	945	88	30	16
December 2004 Millennium operations	148	(49)	11	7
Other (a)	(131)	—	—	—

Lyondell (consolidated)	$5,968	$105	$291	$85

(a)	Represents elimination of December 2004 intersegment transactions.

Table 8 - Reconciliation of Segment EBITDA to Net Income (Loss)

	For the three months ended			For the twelve months ended December 31,
	December 31,		September 30, 2004
(Millions of dollars)	2004	2003		2004	2003
LYONDELL
PO & Related Products EBITDA	$25	$60	$100	$293	$245
Add:
December 2004 Equistar net income	90	—	—	90	—
December 2004 Millennium net income	5	—	—	5	—
Income from equity investment in Equistar(a)	48	(70)	54	141	(228)
Income from equity investment in LCR	95	45	89	303	144
Deduct:
Depreciation and amortization	(105)	(66)	(59)	(291)	(250)
Interest expense, net	(124)	(104)	(108)	(449)	(392)
Provision for income taxes	(3)	58	(26)	(23)	179
Less: December amounts for Equistar and Millennium	64	—	—	64	—
Intercompany profit elimination	(15)	—	—	(15)	—
Purchased in process R&D	(64)	—	—	(64)	—

Lyondell net income (loss)	$16	$(77)	$50	$54	$(302)

EC&D EBITDA	$290	$27	$208	$809	$175
Deduct:
Depreciation and amortization	(79)	(77)	(81)	(313)	(307)
Interest expense, net	(55)	(54)	(55)	(220)	(207)

Equistar net income (loss)	$156	$(104)	$72	$276	$(339)

Refining EBITDA	$193	$110	$182	$645	$377
Deduct:
Depreciation and amortization	(28)	(28)	(29)	(115)	(113)
Interest expense, net	(6)	(9)	(6)	(30)	(36)

LCR net income	$159	$73	$147	$500	$228

(a)	Represents income from equity investment in Equistar prior to December 1, 2004.

Table 9 - Lyondell Unaudited Income Statement Information (a)

	For the three months ended			For the twelve months ended December 31,
	December 31,		September 30, 2004
(Millions of dollars, except per share data)	2004	2003		2004	2003
Sales and other operating revenues	$2,395	$945	$1,307	$5,968	$3,801
Cost of sales	2,167	886	1,195	5,475	3,599
Selling, general and administrative expenses	134	45	55	283	166
Research and development expenses	81	11	8	105	37

Operating income (loss)	13	3	49	105	(1)
Income (loss) from equity investment in Equistar	48	(70)	54	141	(228)
Income from equity investment in LCR	95	45	89	303	144
Income (loss) from other equity investments	4	(9)	1	7	(19)
Interest expense, net	(124)	(104)	(108)	(449)	(392)
Other income (expense), net	(17)	—	(9)	(30)	15

Income (loss) before income taxes	19	(135)	76	77	(481)
Provision for (benefit from) income taxes	3	(58)	26	23	(179)

Net income (loss)	$16	$(77)	$50	$54	$(302)

Basic and diluted earnings (loss) per share:	$0.08	$(0.44)	$0.28	$0.29	$(1.84)

Weighted average shares (in millions):
Basic	200.5	174.0	178.1	183.2	164.3

Diluted	207.7	174.0	179.9	186.0	164.3

(a)	Results of operations include the operations of Equistar and Millennium for the month of December 2004, and eleven months of Equistar accounted for as an equity investment.

Table 10 - Lyondell Unaudited Cash Flow Information (a)

	For the twelve months ended December 31,
(Millions of dollars)	2004	2003
Net income (loss)	$54	$(302)
Adjustments:
Depreciation and amortization	291	250
(Income) loss from equity investments	(451)	103
Distributions of earnings from affiliates	446	146
Deferred income taxes	141	(172)
Gain on sale of equity interest	—	(18)
Changes in assets and liabilities:
Accounts receivable	190	(54)
Inventories	(125)	14
Accounts payable	(159)	61
Accrued interest	64	1
Income taxes refundable, net of payable	9	27
Other assets and liabilities, net	(66)	47

Cash provided by operating activities	394	103

Expenditures for property, plant and equipment	(85)	(268)
Distributions from affiliates in excess of earnings	74	111
Contributions and advances to affiliates	(53)	(137)
Maturity of other short-term investments	—	44
Cash received in acquisition of Equistar	85	—
Cash received in acquisition of Millennium	367	—
Proceeds from sale of equity interest	—	28

Cash (used in) provided by investing activities	388	(222)

Issuance of long-term debt	4	318
Repayment of long-term debt	(319)	(103)
Dividends paid	(127)	(116)
Other	24	167

Cash provided by (used in) financing activities	(418)	266

Effect of exchange rate changes on cash	2	5

Increase in cash and cash equivalents	$366	$152

(a)	Equistar and Millennium became wholly owned subsidiaries as of December 1, 2004. Prior to December 1, 2004, Lyondell's investment in Equistar was accounted for on an equity basis.

Table 11 - Lyondell Unaudited Balance Sheet Information (a) (b)

(Millions of dollars)	December 31, 2004	December 31, 2003
Cash and cash equivalents	$804	$438
Accounts receivable, net	1,569	449
Inventories	1,619	347
Prepaid expenses and other current assets	208	82
Deferred tax assets	236	43

Total current assets	4,436	1,359
Property, plant and equipment, net	7,230	2,640
Investments and long-term receivables:
Investment in Equistar	—	965
Investment in PO joint ventures	838	866
Investment in and receivable from LCR	192	232
Other investments and long-term receivables	160	85
Goodwill, net	2,216	1,080
Other assets, net	858	406

Total assets	$15,930	$7,633

Accounts payable	$1,197	$431
Current maturities of long-term debt	308	—
Accrued liabilities	677	268

Total current liabilities	2,182	699
Long-term debt	7,556	4,151
Other liabilities	1,806	680
Deferred income taxes	1,545	792
Minority interest	181	155
Stockholders' equity (244,541,913 and 176,792,587 shares outstanding at December 31, 2004 and December 31, 2003, respectively)	2,660	1,156

Total liabilities and stockholders' equity	$15,930	$7,633

(a)	Reflects Lyondell and its consolidated subsidiaries, including Equistar and Millennium at December 31, 2004. Prior to December 1, 2004, Lyondell's investment in Equistar was accounted for on an equity basis.

(b)	The purchase price allocation and other information related to Millennium used in the preparation of this financial data are preliminary. Lyondell is seeking additional information related to the fair value of certain assets acquired and liabilities assumed. The finalization of these matters is not expected to have a material effect on the purchase price allocation.

Table 12 - Lyondell Selected Equity Investment Activity

(Millions of dollars)	For the three months ended December 31, 2004	For the twelve months ended December 31, 2004
Investment in Equistar, beginning of period	$985	$965
Lyondell's share of Equistar net income, prior to December 1, 2004	48	141
Cash distributions from Equistar, prior to December 1, 2004	(49)	(120)
Lyondell's share of Equistar other comprehensive loss, prior to December 1, 2004	—	(2)
Acquisition of Millennium's 29.5% interest, as of December 1, 2004	1,262	1,262
Consolidation of Equistar, as of December 1, 2004	(2,246)	(2,246)

Investment in Equistar, end of period	$—	$—

Investment in LCR, beginning of period	$(68)	$3
Lyondell's share of LCR net income	95	303
Cash distributions from LCR	(77)	(385)
Cash contributions to LCR	16	44
Other	(3)	(2)

Investment in LCR, end of period	(37)	(37)
LCR receivable, beginning and end of period	229	229

Investment in and receivable from LCR, end of period	$192	$192

Tables 13 through 19 represent additional financial

information on a 100% basis for Equistar and LCR.

Table 13 - Equistar Unaudited Income Statement Information (a)

	For the three months ended			For the twelve months ended December 31,
	December 31,		September 30, 2004
(Millions of dollars)	2004	2003	2004	2004	2003
Sales and other operating revenues (b)	$2,816	$1,665	$2,439	$9,316	$6,545
Cost of sales	2,524	1,633	2,255	8,587	6,387
Selling, general and administrative expenses	68	51	47	197	182
Research and development expenses	11	9	8	34	38
(Gain) loss on asset dispositions	—	1	—	(4)	27

Operating income (loss)	213	(29)	129	502	(89)
Interest expense, net	(55)	(54)	(55)	(220)	(207)
Other expense, net	(2)	(21)	(2)	(6)	(43)

Net income (loss) (c)	$156	$(104)	$72	$276	$(339)

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.

(b)	Sales and other operating revenues include sales to affiliates.

(c)	As a partnership, Equistar is not subject to federal income taxes.

Table 14 - Equistar Unaudited Balance Sheet Information (a)

(Millions of dollars)	December 31, 2004	December 31, 2003
Cash and cash equivalents	$39	$199
Accounts receivable, net (b)	818	608
Inventories	582	408
Prepaid expenses and other current assets	43	46

Total current assets	1,482	1,261
Property, plant and equipment, net	3,167	3,334
Investments	60	60
Other assets, net	365	373

Total assets	$5,074	$5,028

Accounts payable	$532	$513
Current maturities of long-term debt	1	—
Accrued liabilities	244	241

Total current liabilities	777	754
Long-term debt	2,312	2,314
Other liabilities and deferred revenues	424	359
Partners' capital	1,561	1,601

Total liabilities and partners' capital	$5,074	$5,028

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.

(b)	See Table 19 for accounts receivable sold.

Table 15 - Equistar Unaudited Cash Flow Information (a)

	For the twelve months ended December 31,
(Millions of dollars)	2004	2003
Net income (loss)	$276	$(339)
Adjustments:
Depreciation and amortization	313	307
Deferred maintenance turnaround expenditures	(55)	(97)
Deferred revenues	—	147
Debt prepayment charges and premiums	—	30
(Gain) loss on asset dispositions	(4)	27
Changes in assets and liabilities:
Accounts receivable (b) (c)	(208)	26
Inventories	(174)	4
Accounts payable	30	40
Accrued interest	1	(2)
Other assets and liabilities, net	36	21

Cash provided by operating activities	215	164

Expenditures for property, plant and equipment	(101)	(106)
Proceeds from sales of assets	41	69

Cash used in investing activities	(60)	(37)

Issuance of long-term debt	—	695
Repayment of long-term debt	—	(642)
Distributions to owners	(315)	—
Other	—	(8)

Cash provided by (used in) financing activities	(315)	45

Increase (decrease) in cash and cash equivalents	$(160)	$172

Distributions to owners:
Lyondell	$222	$—
Millennium	93	—

Total	$315	$—

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.

(b)	In consideration of discounts offered to certain customers for early payment for product, some receivable amounts were collected in December 2004 and 2003 that otherwise would have been expected to be collected in January of the subsequent year. This included $66 million and $41 million from Occidental Chemical Holding Corporation in December 2004 and 2003, respectively.

(c)	See Table 19 for accounts receivable sold.

Table 16 - LCR Unaudited Income Statement Information

	For the three months ended			For the twelve months ended December 31,
	December 31,		September 30, 2004
(Millions of dollars)	2004	2003		2004	2003
Sales and other operating revenues (a)	$1,564	$1,044	$1,546	$5,603	$4,162
Cost of sales	1,385	948	1,393	5,028	3,842
Selling, general and administrative expenses	14	14	14	59	56

Operating income	165	82	139	516	264
Interest expense, net	(6)	(9)	(6)	(30)	(36)
Other income	—	—	14	14	—

Net income (b)	$159	$73	$147	$500	$228

EBITDA (c)	$193	$110	$182	$645	$377

(a)	Sales and other operating revenues include sales to affiliates.

(b)	As a partnership, LCR is not subject to federal income taxes.

(c)	See Table 8 for reconciliation of LCR's net income to EBITDA.

Table 17 - LCR Unaudited Balance Sheet Information

(Millions of dollars)	December 31, 2004	December 31, 2003
Total current assets	$359	$320
Property, plant and equipment, net	1,227	1,240
Other assets, net	61	77

Total assets	$1,647	$1,637

Current maturities of long-term debt	$5	$—
Other current liabilities	583	386
Long-term debt	443	450
Loans payable to partners	264	264
Other liabilities	112	114
Partners' capital	240	423

Total liabilities and partners' capital	$1,647	$1,637

Table 18 - LCR Unaudited Cash Flow Information

	For the twelve months ended December 31,
(Millions of dollars)	2004	2003
Cash flow from operations	$667	$374
Capital expenditures	71	46
Depreciation and amortization	115	113

Table 19 - Reconciliation of Equistar's Days of Working Capital

(Millions of dollars)	December 31, 2004	September 30, 2004	December 31, 2003
Working Capital: (a)
Accounts receivable (b)	$818	$813	$608
Inventories	582	497	408
Accounts payable	(532)	(581)	(513)

Total	868	729	503
Add: Accounts receivable sold (c)	200	120	102

Adjusted working capital	$1,068	$849	$605

Days of Working Capital:
Sales and other operating revenues for the three months ended	$2,816	$2,439	$1,665
Number of days in quarter	92	92	92
Sales per day	$30.6	$26.5	$18.1
Days of working capital (b) (d)	35	32	33

(a)	Defined as the major controllable components of working capital—receivables, inventories and payables.

(b)	In consideration of discounts offered to certain customers for early payment for product delivered in December 2004, some receivable amounts were collected in December 2004 that otherwise would have been expected to be collected in January 2005, including $66 million from OCHC. Similarly, in September 2004 and December 2003, $51 million and $41 million, respectively, was received from OCHC. Had these early payments not been received, days of working capital would have been 37 days, 34 days and 36 days at December and September 30, 2004 and December 31, 2003, respectively.

(c)	Receivables sold are added back for consistency as such amounts are included in sales and in the sales per day calculation. Management believes that this provides useful information to investors because it reflects receivables as they would have been if no receivables had been sold.

(d)	Days of working capital are calculated as adjusted working capital divided by sales per day.